Southwestern Energy Company 2006 First Quarter Earnings Conference Call

Tuesday, May 2, 2006

10am ET

Officers:

Harold Korell; Southwestern Energy; Chairman and CEO

Richard Lane; Southwestern Energy; EVP of Exploration and Production

Greg Kerley; Southwestern Energy; CFO

Participants:

Brian Singer; Goldman Sachs; Analyst

Robert Christensen; Buckingham Research Group; Analyst

Joe Allman; RBC Capital Markets; Analyst

Amir Arif; Friedman Billings Ramsey; Analyst

Amine Benali; John Hancock Advisors; Analyst

Michael Scialla; AG Edwards; Analyst

Richard Moorman; Hibernia Southcoast Capital; Analyst

Marshall Carver; Pickering Energy Partners; Analyst

Jack Aydin; KeyBanc Capital Markets; Analyst

Presentation:

Operator: Good day and welcome to the Southwestern Energy Company's first quarter 2006 earnings conference. At this time, I would like to turn the conference over to the President, Chairman and CEO, Mr. Harold Korell. Please go ahead, sir.

Harold Korell: Good morning, and thank you for joining us. With me today are Richard Lane, the President of our E&P segment; and Greg Kerley, our Chief Financial Officer. If you have not received a copy of the press release we announced yesterday regarding our first quarter 2006 financial results, you can call an Annie at 281-618-4784, and she'll fax a copy to you.

Also I would like to point out that many of the comments during this teleconference may be regarded as forward-looking statements and involve risk factors and uncertainties that are detailed in our SEC filings.

We also would warn you that these forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. Although we believe the expectations expressed are based on reasonable assumptions, they're not guarantees of future performance, and actual results or developments may differ materially.

Well, our Company had a very good start to 2006. Our financial results were outstanding as we set new quarterly records for earnings and cash flow. Our balance sheet is in the best shape it has ever been.

On the operating side of our E&P business, our development drilling programs in East Texas and Arkoma Basin continue to progress nicely. In addition, our activity and learning in Fayetteville Shale play in Arkansas is beginning to accelerate. At this time, we have seven rigs running in the Fayetteville Shale play, including three of our company-owned rigs which are performing very well. Overall we expect to have 17 to 18 rigs in the area by year end. Over the next eight months, we will be increasing our drilling activity and testing several new pilot areas as we continue to define the productivity of our acreage

Southwestern Energy Q1 2006 Earnings Conference Call

position in the play.

We also are working to improve the fracture stimulation of these wells, and have been especially encouraged by some of the more recent results from our slick water frac treatments. Richard will speak more about these results in a moment.

So we look forward to what we will learn throughout the year about the different aspects of the unconventional play in Arkansas, and we are also looking forward to drilling our first well in our Barnett Shale acreage in the Permian Basin during the second quarter.

I would like to now turn the conference over to Richard Lane, who will tell you more about our E&P activities, and then to Greg Kerley to discuss our financial results.

Richard Lane: Thank you, Harold and good morning. During the first quarter of 2006 we continued our successful drilling programs at our Overton fields and Angeline River trend in East Texas, and at our Ranger Anticline project in the Arkoma Basin; and continued to expand the known productive area of our Fayetteville Shale play. Our production for the first quarter of 2006 was 15.9 Bcf, up 14% from the 14 Bcf we produced in the first quarter of 2005.

In the first quarter, we spudded a total of 84 wells, including 44 wells in our Fayetteville Shale play, 22 wells in East Texas, 16 wells in the conventional Arkoma Basin and two in the Permian Basin. We invested a total of $154.9 million in our E&P program during the first quarter, up from the $78.5 million we invested in the first three months of 2005.

We currently have 18 rigs running; seven rigs in the Fayetteville Shale, six rigs in East Texas, four on our conventional Arkoma Basin project and one rig in the Permian Basin.

Moving to the Fayetteville Shale play, in the first three months of 2006 we invested approximately $48.5 million, including $33.1 million for drilling and completions and $9.3 million for leasehold. During the first quarter we spudded 38 operated wells and completed 11 horizontal wells. Of these 11 wells, we performed seven nitrogen foam and four slick water fracs. We estimate that the wells drilled to date have demonstrated that the Fayetteville Shale is gas productive over an area of approximately 100 miles by 20 miles.

As of May 1, 2006, Southwestern had spud a total of 148 wells in the play, 138 of which are operated by the Company, and 10 are outside operated wells. The wells are located in 18 separate pilot areas, seven counties in Arkansas, and as of May 1, 72 were producing, 16 were in some stage of completion or waiting on pipeline, and seven were shut in due to marginal performance, or temporarily abandoned. The remaining 53 wells in the drilling plays, including 44 horizontal wells, which have been drilled through the vertical section with a shallow rig, will now be reentered with a larger rig capable of drilling the horizontal section.

At May 1, 2006, 94 of the 148 wells spud are designated as horizontal wells, 27 of which are producing. 11 we are completing, nine we are drilling, three were temporarily abandoned and 44 wells had been drilled through the vertical section. The average initial test rate for 25 of the 27 completed horizontal wells, excluding two which had mechanical problems, is 2.0 million cubic feet per day.

Our horizontal completed well costs in 2005 averaged $1.6 million per well, excluding non-recurring costs. Due to higher initial completion costs associated with additional larger stages in our slick water fracture stimulation, our first quarter 2006 well costs have averaged approximately $1.8 million per well, and have taken 10-15 days on average to reach total depth after re-entering the vertical sections of these

Southwestern Energy Q1 2006 Earnings Conference Call

wells with larger rigs.

We continue to increase our significant lease holdings in the play, and as of May 1, we held a total of approximately 880,000 net acres in the play area. Of this, approximately 755,000 net acres were in the undeveloped play area, and the remaining 125,000 net acres in our traditional fairway area.

In yesterday's earnings release, we included an update of our average horizontal well production plot. We also included an average well production plot for wells which were stimulated using slick water fracs. This plot demonstrates that we appear to be getting better results from our slick water fracs. To date we have performed seven slick water fracs on our horizontal Fayetteville Shale wells. Our first, the McNew #4-2 well was placed on production in October of last year and had initial production test of 1.2 million cubic feet per day. Since that time, we have placed an additional six wells on production. The average initial production tests for these seven wells was 1.4 million cubic feet per day. These wells are currently producing at an average rate of 1.3 million cubic feet per day.

One completion of special note was our Black #1-21 well in our Scotland Field in Van Buren County. We were able to pump a six-stage, slick water frac on this well. The Black well initially production tested at 2.0 million cubic feet per day, and is currently producing 2.6 million cubic feet per day after being on production for 18 days.

As mentioned previously, we currently have seven rigs running in our Fayetteville Shale play. Of these seven, one is a shallow rig which we used to drill the vertical portion of our wells, prior to moving in one of the larger rigs capable of drilling the horizontal section. By utilizing the shallow rigs we have built an inventory of 44 wells ready to be deepened at this point.

As we announced last year, we have entered into sales agreements with a private company to build a total of 10 new rigs capable of drilling the horizontal wells in the Fayetteville Shale play. We took delivery of our first two rigs in the first quarter. The Desoto Drilling rigs #1 and #2 have already successfully drilled four horizontal wells to total depth. We took delivery of the third rig in late April and expect to have all 10 of the rigs drilling by the fourth quarter of 2006. Combining these rigs with additional contractor drilling rigs, we expect to have three or four shallow rigs and up to 14 deeper rigs in the play at the end of the year.

Previously, we reported that in addition to our Fayetteville Shale potential we had tested gas production from the deeper Moorefield and Chattanooga Shales that are also found in our play area. Our Carter #1-35, a vertical well, located in our East Cutthroat pilot area in Cleburne County, was completed in the Moorefield Shale and tested at 710 Mcf per day, and is performing similarly to the Fayetteville Shale vertical wells. We currently hold approximately 130,000 net acres that we believe may be prospective in the Moorefield Shale. We plan to spud our first horizontal test of the Moorefield during the third quarter.

Current gross production from our Fayetteville Shale play wells is approximately 20 million cubic feet per day. We expect to invest approximately $338 million in the play this year, which would include drilling between 175 to 200 wells. In 2006, we are focusing on increasing our production through development drilling, well also determining the extent of the Fayetteville Shale by testing the undrilled portion of our acreage.

Now moving on to our conventional Arkoma Basin properties. In the first quarter of 2006, we invested approximately $15 million in this area, and spudded 12 wells. We currently have four rigs running in the conventional Arkoma Basin. Of these, three are drilling at our Ranger Anticline project area in Yell and Logan Counties and we anticipate that we will have up to six rigs drilling at Ranger later this year, and we continue to expect to drill between 50-60 wells there in 2006.

Southwestern Energy Q1 2006 Earnings Conference Call

Since our last teleconference, we have tested the Borum sandstone in our 2005 Midway exploration test, the USA #1-24 well. The well tested 1.3 million cubic feet per day prior to being shut in for pipeline construction. We hold a 60% interest in this well, located in Logan County, Arkansas. We expect first production in early May, and plan to drill our first two offsetting developed wells in June and July. In the first quarter of 2006, we drilled an additional exploration test in the southern portion of our Midway acreage. This well, the USA #1-4 encountered 97 feet of potential pay in the Basham interval, at approximately 5,000 feet. We are currently completing this well, which we also operate with a 60% working interest.

In East Texas, we continue to be very active in our Overton Field and the Angelina River Trend. We currently have five rigs drilling at Overton and an additional rig in the Angelina River Trend. In the first quarter of 2006 we invested approximately $57.2 million in East Texas and spudded 22 wells; 20 at Overton and two at the Angelina River. For the full year, we plan to invest approximately $161 million at Overton and drill approximately 83 wells. In our Angelina River project, we intend to invest $34.5 million to drill a total of 16 wells. We continue to maintain a 100% success rate at Overton after drilling 275 wells since we acquired the field in 2000. Daily gross production at the Overton field has increased from 2 million cubic feet per day in March of 2001 to over 105 million cubic feet per day at the end of the first quarter.

In the first quarter, we acquired interest in 60 wells in a portion of our South Overton farm-in area. Of these 60 wells, we took over operations on 49 of them. We had originally acquired the farm-in rights for 5,800 acres at South Overton in early 2001.  Since this time, we had drilled a total of 56 wells on all of the farm-in acreage and have an additional 37 wells planned for 2006. The acquisition of the additional interest not only increases our net revenue share in the 60 existing wells, but also provides us with up to 29 additional drilling locations on acreage excluded from our original farm-in.

In addition to Overton, we continue to expand our holdings at the Angelina River Trend in Nacogdoches County, Texas. At December 31, 2005, we held approximately 11,000 gross undeveloped acres and 3,000 gross developed acres. Since this time, we have leased an additional 18,500 gross acres.

In the first quarter, we drilled and completed the Griffith Heirs #2 well, which had a peak rate of 2.9 million cubic feet per day from the Travis Peak formation. Through the end of the first quarter, we have drilled 11 wells with 100% success rate in this trend, primarily targeting the Travis Peak formation. We operate all of these wells with an average working interest of 67%.

Along with our Fayetteville Shale play, we have approximately 50,000 acres in the emerging Barnett Shale play in the Permian Basin of West Texas. We have secured a drilling rig and have built locations for two Barnett Shale tests to be drilled in the second quarter on what we are calling our Popeye and Coronado prospects.

So in summary, we are very encouraged by our recent progress in the Fayetteville Shale. Overall, our programs in the Arkoma Basin in East Texas are performing well and we are looking forward to continued strong results in the remainder of 2006. I will now turn it over to Greg Kerley who will discuss our financial results.

Greg Kerley: Thank you, Richard and good morning. As Harold indicated, we had a great first quarter. Our earnings were up 79% to $58.4 million or $0.34 per share compared to $32.6 million or $0.22 per share for the same period in 2005. Net cash provided by operating activities before changes in operating assets and liabilities was $125.4 million during the first quarter, up 70% from $73.6 million in the first quarter of 2005. Strong commodity prices and a 14% increase in our production led to the improved

Southwestern Energy Q1 2006 Earnings Conference Call

financial results.

Operating income for our E&P segment was $80.8 million in the first quarter, compared to $47.7 million for the same period of 2005. The average price realized for our gas production, including the effects of hedges, was $7.86 per Mcf for the first quarter of 2006, up from $5.71 a year ago. Our hedging activities increased our average gas price by $0.26 per Mcf during the first quarter of 2006, primarily due to favorable basis hedges that we have in place during the quarter. Our current hedge position, which consists primarily of costless collars, provides us a solid level of cash flow protection, while still allowing us to retain considerable upside.

Approximately 70-75% of our targeted gas production and 15-20% of our targeted oil production is hedged in 2006. We also have approximately two-thirds of the basis differentials for our production protected for the remainder of 2006. Assuming an average NYMEX commodity price of $8 an Mcf and including the effects of our current basis hedges, we expect our average realized market differentials to be approximately $0.60 to $0.70 lower per Mcf than average NYMEX spot market prices for the remainder of 2006.

Our average realized oil price in the first quarter of 2006 was $56.80 per barrel compared to an average price of $37.87 a barrel in the same period last year.

Lease operating expenses per unit of production were $0.53 per Mcf equivalent in the first quarter of 2006, up from $0.45 in the same period last year. Our higher unit operating costs were primarily caused by increases in our gathering and compression costs. Our per unit operating costs still remain one of the lowest in the industry.

General and administrative expenses per unit of production were $0.53 in the first quarter of 2006 compared to $0.39 during the first quarter of 2005. The increase was primarily due to higher compensation and other costs associated with our increased staffing levels. We hired approximately 100 new employees during the first quarter of 2006, most of which were related to our Fayetteville Shale play.

Taxes other than income taxes per Mcf were $0.33 in both the first quarters of 2006 and 2005. Our full cost pool amortization rate averaged $1.59 per Mcf in the first quarter, compared to $1.29 in the same period last year.

Operating income for the utility was $7.9 million in the first quarter, up from $7.4 million for the same period last year. The increase was primarily due to the effects of a $4.6 million annual rate increase implemented in October of 2005, partially offset by increased operating costs and expenses. Our utilities operating results in the first quarter were hurt by seasonal weather that was 18% warmer than normal.

Operating income for our mid-stream services segment was $1.1 million in the first quarter, up from $1 million last year.

We are also very pleased to announce that we have entered into a sales agreement with Atlas Pipeline Partners, L.P. to sell our 25% minority interest in the NOARK Partnership for $69.0 million. NOARK operates the Ozark Gas Transmission system, which extends the portions of our Fayetteville Shale play. Atlas purchased Enogex’s 75% interest in NOARK in October of last year for $165.3 million. In connection with the sale, we will directly assume $39.0 million of partnership debt related to our ownership interest in NOARK and for which we are also the sole guarantor. The net proceeds from the sale will be utilized to help fund our 2006 capital investment program. We expect this transaction to close in the second quarter and we estimate that we will report a pre-tax gain of approximately $10.0 million related to the sale.

Southwestern Energy Q1 2006 Earnings Conference Call

Earlier this month, our mid-stream operations entered into a three-year firm transportation arrangement with Ozark to transport volumes increasing to 175,000 MMbtu per day in the later stages of the contract.

Our balance sheet and financial position has never been stronger. At March 31, 2006, our balance sheet debt to capitalization ratio was 7%, which is the lowest level in our history and we had approximately $211 million of short-term cash investments. Our capital investments in the first quarter of 2006 were $166.5 million, which was more than double over the same period in 2005. Our 2006 capital investment program is expected to be funded through our cash flow from operations; the remaining net proceeds from our September equity offering and borrowings under our revolving credit facility.

Our targeted production for the second quarter of 2006 is 17.1 to 17.6 Bcfe. As we continue to implement our drilling program, we expect our production levels to ramp up significantly in the last half of this year. For the full year of 2006, we are targeting oil and gas production of 74 to 76 Bcfe which equates to growth of 21-25% from our 2005 level.

That concludes my comments. I will now turn it back to the operator who will explain the procedure for asking questions.

Questions and Answers

Brian Singer: What room is there for any cost reductions from the $1.8 million per well that you have identified that is currently being spent on slick water fracs? What are the key milestones to accomplishing that? Also, if we look at, although it is early, what the slick water fracs have done so far, what type of reserves per well is that consistent with?

Richard Lane: This is Richard, Brian. On the cost side, I think there are a lot of things we can explore and probably get more efficient at there. We haven't done too many of them yet. Those would involve how we go about fracing them, how quickly we can frac them, what types of technologies we would use to do that. There are some new things emerging there.

Also on the supplies, commodities kind of things we need to do the completions, I think if it turns out we end up doing mostly these and a lot of these -- which the results are kind of pointing that way -- then we can get some kinds of economies of scale on water handling, water use, disposal, all of those kind of things I think would help drive it down.

So, there are some good efficiencies I think we should be able to get at. On the performance side, it is really kind of early to say. The graph speaks for itself. The average rate is holding in there once you get back from the early time noise of all of the initial potentials and all of that. Those rates are holding in there higher than the other wells in those model curves, so it is certainly very encouraging. It is too early to really forecast the total EUR.

Robert Christensen: I would like to ask a question about the pipeline sale. My understanding is you have committed up to 175 million of gas throughput there. From what level? Is it going from zero to 175 million? That is the question, number one.

Greg Kerley: Bob, this is Greg. Right now, I think we have 15-20 million a day of firm capacity there. It is stepping over a three-year period. It does hit right now at the 175 million by the end of the third year, and we have options if we want to extend that further.

Southwestern Energy Q1 2006 Earnings Conference Call

Robert Christensen: Is that all predominantly going to be Fayetteville Shale gas, going from 15 million to 175 million a day or is there other gas components?

Greg Kerley: Bob, it could be any of our production, but one of the things about it is it provides a good avenue for possibly a good portion of our production that might come out of the Fayetteville Shale.

Joe Allman: In terms of the Fayetteville Shale, you are obviously ramping up in a big way this year and you are going to have a bunch of rigs by year end. Can you give us just a little bit of information about your planned ramp up in '07? Do you expect to add several more rigs in '07, '08 as we further move in developing this play?

Also, I just want to hear your sense of the West Texas Barnett Shale too. Do you feel as optimistic about that play as you did before, given what you know about any industry activity out there and the results?

Also, I would love to get some color on the natural gas market. You folks are producers, but you've also got a utility and I think you probably have some pretty good insights into the near-term gas market, so if you could share some of those insights.

Harold Korell: Joe, regarding our plans for 2007, we know that by the end of '06 if things happen and unfold in terms of deliveries of rigs as we plan for them too, that we will be sitting in there with, as we said, possibly 17 rigs drilling in the Fayetteville Shale, of which the bulk of those would be capable of drilling horizontals. Three or four of them would be capable of drilling verticals. So what that means is when you just contrast '06 to '07, we think we will drill 175 to 200 wells this year -- that is 2006, so it wouldn't be unusual to expect that we would drill double that many in a plan for 2007 because we will have all of those rigs drilling as we come in to 2007.

Now, the next question becomes, how much more active do we become? We haven't actually answered that question internally here. That involves a lot of things; it involves to what extent is all of this acreage we have prospective, and we will be drilling more wells in new pilot areas or as we go through the rest of 2006, it will depend upon services that are available; in other words, drilling rigs that are available or our desire to buy other drilling rigs. Veiled into that whole thing, the people resource. As we continue to drill more, want to drill more wells, it requires more people. We are doing quite well on that. We are doing pretty darn well on recruiting people. So that seems to be building along side of it.

The other factors involve the regulatory side of it, as we get ready to drill new wells we have to go in and do the integration hearings. So that's a part of it. Then we always have to be concerned about the ability to follow up drilling wells with frac jobs. There are a whole lot of moving parts on it. We don't have all of that completely answered today to respond, how much more active we might be in '07 than we are this year.  But we know just by the underlying number of rigs we will start the year with that it could be twice as many wells in '07 as there are in '06 and then really, we just haven't answered what might happen beyond that.

I will let Richard address the West Texas question in just a minute. I think on gas prices, we have seen a lot of volatility in prices. Everyone knows that. I don't think it is anything new. We have done quite a lot of hedging, including basis hedging. It pretty well protects our cash flow in '06. Our strategy has been that we have believed for a couple of years here that you can see some weakening in prices. We have already seen weakening from where they were. I don't know how much more might be there. Of course, there is a lot of gas in storage. A lot of moving factors. You write a lot about it, a lot of other people do. I don't think I am any better at guessing what is going to happen in the short term.

I think the comfort I have is that we are pretty well protected as a Company in the short term and we

Southwestern Energy Q1 2006 Earnings Conference Call

have, as Greg has talked, quite a lot of our gas is hedged going into '07 already. So we are not too worried about prices. I guess that is where I would be coming from on that. That is about all I would say about it. Richard, did you want to talk about West Texas?

Richard Lane: I am glad you did the gas forecast one. Joe, your question was generally about what is happening in the play, in the West Texas Barnett. We have our position there that we've talked about and we are going to start drilling on that like we just reported, and we are excited to do that. I think the play is heating up quite a bit. The activity is ramping up quite a bit. There is a very large amount of land that has been leased by several operators, so I think it has the potential to be just a very, very large play. There is a lot left to be learned about it because there has not been a lot of well results published. In general, the ones that I have seen which involve new horizontals re-entering the old verticals, and some grassroots vertical tests are pretty encouraging to me.

Amir Arif:  Good morning, guys.  You guys are seeing some great results as you play around with different completion techniques.  I’m just wondering if you can add some color for us in terms of have you started to try to play around with the length of the laterals within the formation, itself?

Richard Lane:  Amir, this is Richard.  We have been drilling some different length laterals.  I think our average length has been about 2,200 feet, so that involves, you know, some of the early ones that were 1,900, 2,000, 2,100, we’ve driven that average up, obviously, by adding some longer ones, some 2,500, some 2,700 for the laterals.  So, we’re doing that as we go along here.

We’re trying to optimize how we go about stimulating those wells at the same time, so I think it’s kind of prudent to kind of move along both those fronts together and not get too far ahead of ourselves.  We have the capability with those rigs of drilling considerably further than that, and I think you’ll just see us experiment with longer lengths and the completions that go with them here as we go through the year.

Amir Arif:  Okay, and just as a second question for Harold.  Harold, you did mention, I mean you talked a bit about the regulatory employees and other resource constraints that you could see if you try to accelerate the play.  If you don’t accelerate the play and just keep with the number of rigs you have as you enter ‘07, what’s the key constraint that you do see in ’07?  Is it takeaway capacity or is it just lack of crews?

Harold Korell:  Oh, you mean if we, is your question if we drill into ’07 with the same number of rigs that we end ’06 at?  Amir?

Amir Arif:  Yes, Harold, I was just thinking if you kept the number of rigs still at the 16 to 18 range as you enter ’07 what’s the constraint that worries you the most in ’07?

Harold Korell:  Well, I think we’ll be prepared to be able to deal with that level of activity through ’07.  You know, people are, of course, you know, are one of the key things.

I guess the other one that I would say that stands up and shines when you think about 16 or 17 rigs drilling and trying to do all those completions, and, particularly, if the direction is slick water which it looks like it is, you know, we have to work on the water supply side of things.  And that’s probably one of the things that we’re not doing.  Well, we know we’re not doing it very efficiently right now because when we get ready to do one of these fracs we have to accumulate a large amount of water in one spot. And the water today doesn’t reside at each well site so we have to get it from somewhere and move it over there, and the system to do that efficiently, like at the Barnett, is certainly something that’s got to happen here.

Southwestern Energy Q1 2006 Earnings Conference Call

And of all the individual pieces, when you get it all laid down into the nuts and bolts, I’d say that’s probably the restriction.  It may be a restriction on why we’re not doing as many slick waters right now given the results that we have seen on them.  And it’s something that should be able to be overcome, but it takes people and time, and just to accomplish it and to get it all going right.

Amine Benali: Yes, hi.  Thank you.  This is fairly elementary, and you might even have answered it, but I’ll ask you a different way.  You’ve provided a number of type curves, 1.3, 1.5 base, and then your actual wealth with the slick water frac are doing at least 25% better than those pipe curves.

I mean would it be as simple as maybe extrapolating some of that out performance on to the reserves per well or if there are more that could go into it?  Is it safe to assume that at least maybe it won’t be 25% better in terms of reserve to well, but it’s going to be higher than 1.5 type curve?

Richard Lane:  Well, this is Richard.  I think it is certainly more complicated than just doing that straight-forward extrapolation.  You know, we’re looking at reservoirs, I mean that are, you know, decades in life, and so you’re looking at a pretty short production period there.  Not to take away from that, it looks pretty positive to us.

But ultimately the total reserves that the well would produce has a lot to do with all those out years in the shape of the curve in those out years and the decline percents going out there, so a lot left to be seen but it’s pretty encouraging right now.

Amine Benali:  Okay.  And somewhat unrelated to the Fayetteville, the Angelina River area, I was wondering if you guys had booked any reserves there in ’05 and what the potential is in the area?

Richard Lane:  Yes, we’ve booked reserves there in 2005.  I don’t have the number right in front of me.  But the potential is, we think the potential is good.  Obviously, we’re continuing to accumulate acreage and more than doubled our holdings just by what we added in the first quarter.  So, and we’ve got a rig out there kind of dedicated to it, and we’re going to do 15, 16, 17 wells this year.  And, you know, it’s setting up for, to be a nice development program if the new acreage proves up.

Michael Scialla: Good morning, guys.  Could you talk about any results in White County in Fayetteville?  And second question can you talk about how the pressures in the deeper shales compare to the Fayetteville?

Richard Lane: Well, I guess, it’s Richard -- just looking at the map, we have only drilled one well that’s kind of at the corner of White County.  So, we haven’t drilled deeply into White County.  We may have some pilots beginning out that direction.

The pressures, I think, in the shales that we’ve seen are generally proportionate to depth, so we’ve seen a similar gradient as we’re in the eastern part of the field.  And there’s not, Mike, there’s not a big gradient change associated with going deeper in that formation just other than what you would expect from hydrostatics, so I don’t think there’s anything anomalous there.

And the White County stuff, like Harold said, we’re just really getting going on that.  We have drilled a number of spudder holes, moving out to the East and into White County, and then we’ll be following those up with the deeper holes here this year.

Harold Korell:  The exception to that, Mike, would be the wells we have an interest in that Chesapeake has drilled in White County, and I might not have that exactly but I think they’ve drilled a vertical well and maybe three horizontals now and are testing one horizontal down in White County.

Southwestern Energy Q1 2006 Earnings Conference Call

Richard Moorman:  Congratulations, gentlemen, on an excellent quarter.  Just wanted to ask a couple of quick questions about the geologic characteristics of the Moorefield and Chattanooga shales.  Would you be comfortable giving a little information in comparison to the Fayetteville?  Would these have similar gas in place, porosity, et cetera?

Richard Lane:  Yes, this is Richard.  I think if you just start and look at the, with the Moorefield, if you look at the logs and those kinds of things that we measure in the well bore, generally, the Moorefield has the same characteristics as the Fayetteville.  It has high gamma rate readings, high resistivity readings, and then we look at the density logs and see some similarities there.

We’re really just getting going on some of the core and laboratory work there, but the early stuff that we’ve gotten back so far on one well it looks like we’re in the same kind of range as the Fayetteville in terms of those important parameters that you mentioned.  So, you know, we’re pretty hopeful of it.  But it’s the one vertical test of the Moorefield, and a lot more to do there.

Marshall Carver:  Yes.  Very good quarter.  I had a question about the water availability in the Fayetteville.  I know you mentioned the difficulties there.  But I wanted to get a better feel for it.  Is it just the cost per well, or is it going to be more of an issue of when you scale-up, not being able to do that, you know, get the water for hundreds of wells?  Or what’s the – just a little more color on the water issue?

Richard Lane:  Yes, Marshall, this is Richard.  You know, I think the way Harold framed it is what we’re looking at there.  I’m not saying it’s some enormous obstacle.  We’re just saying it’s part of the operational ramp-up that is an important part of it and has to be addressed.

We are actually addressing it and have been for awhile.  We have a team of people that are kind of like the water teams, the lack of calling them anything else, that have been studying that and getting ahead of it.

And we’re currently looking at a number of long-term solutions there with existing water, new water entitlements, and subsurface water sources.  So, you know, we’re attacking it and have been looking at it for awhile in the event we headed this way.  So, we just have to keep after that and secure that part of the completion. So we're attacking it and have been looking at it for a while in the event we headed this way.  So we just have to keep after that and secure that part of the completion.

Marshall Carver: Maybe--is it in--I mean, is it a lot more expensive now and you would expect the cost to go down, or is it more of a--could you tell me the cost for the water for the wells at this point?

Richard Lane: I don't know the exact dollar amount associated with just the water.  I don't think that's the big piece.  I think it's the logistics of it and being able to secure it and not have to create a source - like Harold said - for every well bore.  So you're looking at different--different sources, how to get some economies of scale on that, and bring it to--bring it to the wells and try to reduce the cost that way.  As a pure commodity, it's--I don't think there's just a huge cost issue or a trend on that.  It's more a logistical thing.

Robert Christensen: Yes.  Out in West Texas--that's hard rock country, as I recall.  What do you think the costs of drilling those wells are going to be?  And any ideas on how you will complete them initially?  Thank you.

Richard Lane: Well, Bob, I think there's going to be a large range of costs out there because the shale extends through a great depth range, as you know.  So that by itself, you're looking at areas where maybe

Southwestern Energy Q1 2006 Earnings Conference Call

you'd be drilling at 6,000 feet or as deep as 15,000 feet.  And then, you've got the vertical and the horizontal factor there that certainly will affect it.  But I think what we're kind of looking at is the $5 to $6 million range for what we have--going to be starting out on in our projects.

Robert Christensen: Okay.  And how will you complete them?  Do you think you're going to slick water right away or--a different technique that will be deployed first or what what gives?

Richard Lane: Yes, I think that's not determined yet.  More than likely, we would end up slick water.  But what we want to do is get some of the rock in our hands here from our play area, as others are doing.  And then look at it and try to understand both about compatibility issues, what the rock looks like, how it might--what it might best respond to, and then base it on that.

Jack Aydin: Hi, guys.  You mentioned--you reaffirmed your production guidance for the second and for the full year.  Could you talk about--you didn't mention anything about the unit cost structure.  Could you shed a little color--a little more color on the cost structure, please, for the balance of the year?

Greg Kerley: Yes, Jack.  This is Greg Kerley.  I think we've laid all that out in our earlier press release for our guidance for the full year.  So--.

Jack Aydin: So I assume nothing changed?

Greg Kerley: No, there's not--we don't see any change in trends or anything there.  We're probably running a little bit beneath some of the guidance in some areas and right there with most of it.

Jack Aydin: Thank you.

Joe Allman: Thank you.  Just a question on rigs.  You'll have 17, 18 rigs by year-end.  Do you see a need to increase the number of rigs above that 17 to 18 in 2007?  Or, I mean, do you expect that you'll eventually get that 30 to 40 rigs drilling in the Fayetteville Shale play?

Harold Korell: Well, Joe, I don't know how to avoid the answer to that question except that I seriously think what I answered before is we don't know.  We don't have our plan flushed out - are we going to put more out there or not.  Clearly, if this thing is as large as it appears that, over a period of time, we would--it would logically ramp up the number of rigs and the activity out here.  I think that's probably the main thing that I could say right now.  We just haven't--we don't have a plan together that says how many we would go to when.  And so, I think that's really the answer to that.

Joe Allman: Okay.  Harold, and you need--I hear where you're saying about any need to just add any incrementals on your term.  Are you working on trying to get some new build in addition to what you've already got?

Harold Korell: We're continuing to study it and try to sort out what we want to do.

Brian Singer: Hi.  Thanks.  Just a quick question on NOARK.  What was--you may have mentioned this, and if so, I apologize.  What was the impact on operating income earnings and cash flow from the Newark asset during the first quarter?

Greg Kerley: During the first quarter, the impact was less than $1 million of operating income.  And in the second quarter, we anticipate that we'll record a pre-tax gain of approximately $10 million on the sale.

Brian Singer: Great.  And what would you say is the annual run rate for operating income?

Southwestern Energy Q1 2006 Earnings Conference Call

Greg Kerley: The annual run rate has been anywhere from a negative $5 million over the last--over the past several years to I think a max of about $2 million positive for our interest.  It--it has--it's seasonal like our utility where it has typically made most of its income in the first and fourth quarters.

Michael Scialla: Yes.  Just a follow-up on the question I had on the deeper shales.  If the gradient--pressure gradient is pretty consistent there--I know it's very early here.  But is there any obvious impediment that would prevent you from commingling this with the Fayetteville at this point?

Richard Lane: Well, there's the mechanical--this is Richard, Mike.  There's the mechanical issues, operational issues, and then there's the regulatory issues.  We have not broached--on the regulatory side we have not really broached that.  It's--there's potential to do that.  So we'll just have to see.  How we go about developing that zone - whether we want it to be a standalone zone or not - has to really be determined to know whether we'd be looking at commingling.

Harold Korell: Yes.  And when you think--and commingling it, Mike, I assume you mean commingling down-hole, not somehow at the surface probably--.

Michael Scialla: --Right--.

Harold Korell: But I think the main consideration there is clearly in the Fayetteville shale, we think the way to develop it is to drill horizontal wells and frac those with multiple frac jobs.  And the one well we've drilled in the Moorefield and the Chattanooga to this point were vertical wells.  By making a presumption, I think it's probably going to be right that we will want to drill horizontal wells in the Moorefield and/or Chattanooga.  And then, if we're trying to drill two laterals - dual laterals - one in the Moorefield and one in the Fayetteville where those two are productive, that may be a challenge.  It is a challenge, and then, on top of that, represents more risk in drilling those.

So, the way that I'm personally kind of thinking about this right now is the Moorefield is another--is another shale play.  It just happens to sit underneath acreage that we have the Fayetteville shale play in.  And to the extent that the Chattanooga becomes something that's workable, then it becomes another shale play.  So I think the good news about this is we've got a lot of acreage here that so far we know the Fayetteville's present on.  We now have I guess 130,000 or so that our mapping would tell us the Moorefield might be prospective on.  Some companies don't have 130,000 acres in a shale play.

So here's our Fayetteville and here's some--another shale play in the Moorefield is I guess really the way to look at it.  I kind of doubt if we'll be able to--I mean, I kind of doubt if we'll be able to do the dual laterals any time soon and get all these frac jobs off.  But then, again, some of the things that are coming along possibly in terms of completions could change that.

Michael Scialla: Thanks.  That's all.

Harold Korell: Okay.  I want to thank all of you for joining us today.  And we look forward to moving through the year with lots of activity.  So that concludes our teleconference.

Southwestern Energy Q1 2006 Earnings Conference Call